PROSPECTUS SUPPLEMENT
   (To Prospectus Dated July 29, 1996)

                                 100,000 Shares

                              Class A Common Stock

             This Prospectus Supplement pertains to the offer and sale of up to 100,000 shares of Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Northland Cranberries, Inc. (the "Company") by or for the account of Vanatta Cranberry Company, L.L.C. ("Selling Shareholder").

             This Prospectus Supplement does not contain complete information regarding the offering of Class A Common Stock by the Selling Shareholder and should be read only in conjunction with the Prospectus annexed hereto.

             The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Shareholder.

             See "Risk Factors" commencing on page 3 of the Prospectus for a discussion of certain factors that should be considered by investors in evaluating an investment in the Class A Common Stock offered hereby.
                            ________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

             The Class A Common Stock may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right to reject any order in whole or in part.

                                  Information with Respect to
                                  Selling Shareholder

                                Number of Shares                   Percent of Class
                                of Class A Common                  A Common Stock to  Percent
                                Stock Owned Prior  Number of       be Owned After     of Aggregate
    Name                        to Offering        Shares Offered  Offering           Voting Power

    Vanatta Cranberry Company,  100,000<F1>        100,000          0                 0
    L.L.C. <F1>
     _________________________

          <F1>  The Selling Shareholder acquired all of its shares of Class A
   Common Stock from the Company as part of the consideration paid pursuant to the Company's acquisition of the Selling Shareholder's marsh in Jackson County, Wisconsin and related assets of the Selling Shareholder on December 30, 1996.

          The date of this Prospectus Supplement is December 30, 1996.